Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated September 26, 2016, and the related Letter of Transmittal and any amendments or supplements thereto. The Offeror (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Offeror cannot comply with the state statute, the Offeror will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Federal-Mogul Holdings Corporation

at

$9.25 Net Per Share

by

IEH FM Holdings LLC

a wholly owned subsidiary of

American Entertainment Properties Corp.

IEH FM Holdings LLC, a Delaware limited liability company (the “Offeror”) and a wholly owned subsidiary of American Entertainment Properties Corp., a Delaware corporation (“Parent”), is offering to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Federal-Mogul Holdings Corporation (the “Company”) that are not already owned by Offeror at a price of $9.25 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, and on the other terms and subject to the conditions specified in the Offer to Purchase, dated September 26, 2016, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or other commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 24, 2016 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 24, 2016), UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is for Icahn Enterprises L.P. and Parent, through the Offeror, to acquire as many of the Shares not already owned by the Offeror as possible as a first step in acquiring the entire remaining equity interest in the Company and taking the Company private. Following the consummation of the Offer, the Offeror intends to effect the Merger (as defined below).

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares that (a) would represent at least a majority of the issued and outstanding Shares, excluding Shares owned by Icahn Enterprises L.P., Parent, the Offeror and any of their respective affiliates and (b) together with the Shares then owned by Offeror, represent at least one Share more than 90% of the then outstanding Shares (the “Minimum Tender Condition”). The Minimum Tender Condition is not waivable. The Offer is also subject to the other conditions set forth in the Offer to Purchase. The Offer is not subject to any financing condition. See “The Offer — Section 1 — Terms of the Offer” and “The Offer — Section 12 — Conditions of the Offer” in the Offer to Purchase.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 6, 2016, by and among Parent, the Offeror and the Company (together with any amendments and supplements thereto, the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, the Offeror will be merged with and into the Company, and the Company will continue as the surviving corporation as a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Icahn Enterprises L.P. (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than Shares held by the Offeror, or the Company or any of its subsidiaries and Shares as to which stockholders of the Company properly make a demand for appraisal rights and do not thereafter fail to perfect, effectively withdraw or otherwise lose such appraisal rights, in each case in accordance with Section 262 of the Delaware General Corporation Law) will, by virtue of the Merger, and without action by the holder thereof, be automatically cancelled and converted into the right to receive an amount in cash, without interest and subject to any required withholding taxes, equal to the Offer Price, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in the Offer to Purchase.

A special committee of the Board of Directors of the Company (the “Company Board”) consisting solely of directors that the Company Board determined (x) were not members of management, (y) were not affiliated with Icahn Enterprises L.P. or its affiliates other than by virtue of such director’s position as a member of the Company Board and (z) otherwise did not have a material interest in the transactions contemplated by or arising out of the proposal by Icahn Enterprises L.P. to acquire the remaining Shares not already owned by the Offeror, or any alternative thereto (the “Special Committee”), has unanimously adopted resolutions: (i) approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates); and (iii) recommending that the Company Board of Directors adopt resolutions (a) approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates) and (c) recommending that such stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Company Board of Directors, based on the unanimous recommendation of the Special Committee, has unanimously adopted resolutions: (i) approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates); and (iii) recommending that such stockholders accept the Offer and tender their Shares pursuant to the Offer.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the Offeror reserves the right (but is not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the consent of the Special Committee (other than with respect to the Minimum Tender Condition, which is not waivable), waive or modify certain conditions as described in “The Offer — Section 1 — Terms of the Offer” in the Offer to Purchase. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Offeror reserves the right to, and under certain circumstances the Company may require the Offeror to, extend the Offer, as described in “The Offer — Section 1 — Terms of the Offer” in the Offer to Purchase.

Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in “The Offer — Section 1 — Terms of the Offer” in the Offer to Purchase).

        Except as set forth in the Offer to Purchase, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions (as defined in “The Offer—Section 3—Procedure for Tendering Shares” in the Offer to Purchase), a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares” in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Date (as defined in “The Offer—Section 1” in the Offer to Purchase) and either (1) certificates representing Shares tendered must be delivered to the Depositary or (2) those Shares tendered must be properly delivered pursuant to the procedures for book-entry transfer described in “The Offer—Section 3—Procedure for Tendering Shares” in the Offer to Purchase and a confirmation of that delivery must be received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares” in the Offer to Purchase. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Offeror pursuant to the Offer.

If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedure for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the Expiration Date, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares” in the Offer to Purchase.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby to have purchased Shares validly tendered and not validly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by depositing the purchase price with the Depositary and Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, and, if not previously accepted for payment at any time, after November 25, 2016 pursuant to SEC regulations. For your withdrawal to be effective, a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company (“DTC”) to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates. If you tender Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 and by Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Holders of Shares are urged to consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them.

The Offer to Purchase and the related Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC in connection with the Offer contain important information and each such document, together with annexes and schedules attached thereto, should be read carefully and in its entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees. Such copies will be furnished promptly at the Offeror’s expense. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary and Paying Agent or as otherwise described in “The Offer — Section 14 — Fees and Expenses” in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Toll free: (888) 605-1957

All others call: (212) 269-5550

Email: fdml@dfking.com

September 26, 2016

This advertisement prepared by:
Scheduled to appear in:
The New York Times — 4 col. (7.65”) x 21” — b/w — September 26, 2016 16-654 Federal-Mogul Holdings Corporation (AEP Corp) - Summary Ad
Proof 3a — 9/23/16 — 10:48